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ICR Interview

January 31, 2022

TRANSCRIPT

Michael Bowen (00:24):

Okay, good morning. This is Michael Bowen from ICR. We want to remind people how to vote for the transaction, Holders of M3-Brigade Acquisition Corp, owners of ordinary shares as of close of business on the record date January 6th, may vote at, or before the Extraordinary General Meeting. And we encourage you to vote before midnight on February 8th, 2022. Please see the link on this page and any questions, please reach out to MBAC or the company. Thank you.

Speaker 1 (01:13):

We are Syniverse:the world’s most connected company. We foster more human connections than anyone on earth by creating an ever expanding ecosystem of businesses, communications providers and consumers. We’re leading the world forward with Syniverse Secure Global Access, a private secure network, the largest of its kind ever built. Totally isolated from internet threats, it’s a secure link to billions of people and devices. Every day we’re delivering the tools that shape the customer experiences of the future, and generating the insights that propel our customers to smarter, more secure ways of working.

Speaker 1 (01:54):

Whether we’re sending real time, fraud alerts so shoppers can protect themselves with a touch of a button, or providing the technology that enables connected cars to react safely to changes in traffic or weather, powering the partnerships that improve internet access for millions of people, or freeing travelers to explore the world by keeping them online no matter where they are, our groundbreaking innovations redefine how far businesses can reach. That’s why our customers trust us to power millions of engagements every minute, on more than 7 billion devices, for thousands of organizations around the world, because we pioneer ideas that fuel business transformation that reshape entire industries. There’s never been a better time to reach further. We are Syniverse. We connect you to the world and to infinite possibility. The future starts now. Let’s go.

Michael Bowen (03:08):

Good morning, and welcome to the latest installment of ICRs webinar. I’m Michael Bowen, managing director at ICR. I’m here, along with Andrew Davies, CEO, and Stanley Martinez, VP of Investor Relations at Syniverse. For those not familiar, in March of last year, Syniverse, which is privately owned, announced a strategic partnership with, and a 500 and 750 million dollar equity investment from Twilio. Then in August, Syniverse entered into a definitive agreement to merge MBAC, or M3-Brigade Acquisition 2 Corp, a publicly traded SPAC. Subject to the shareholder approval, Syniverse will return to public equity ownership and trade under the symbol SYNV on the NYSE. Andrew and Stanley, welcome along.

Andrew Davies (04:01):

Hey, great to be with you, Mike. Thanks for having us. And we’re really looking forward to the very busy year ahead of us at Syniverse. Before we get going, I’m going to ask Stanley to make a quick Safe Harbor statement for everybody.

Stanley Martinez (04:15):

Yeah, thanks, Andrew. Today we may make some forward-looking statements, as such those statements are subject to risks and uncertainties described in our proxy filing with the SEC, results may differ materially. Additional information is available on MBAC’s investor relations website, and a transcript of today’s content will be filed under the SEC’s EDGAR system. Now I’ll turn back to Andrew to introduce himself and Syniverse.

Andrew Davies (04:39):

Hey, thanks for that Stanley. Again, hello everybody. I’m Andrew Davies. I’m looking forward to talking to you today about the exciting future we have ahead of us at Syniverse. Although I may be new to some of the listeners, I’ve got a track record of creating shareholder value in companies I’ve led. For example, while I was the CFO at Sprint, our share price increased by over 50% in less than two years, under my tenure. I’ve also increased shareholder value in my role as CFO at Verizon Wireless where, by a share of everything, we led the US mobile industry’s movement towards data centric and account level pricing, as well as at several of Vodafone’s operating businesses, most notably in India, Turkey and Japan. My leadership team and I hope to build on these experiences in delivering long-term value for our prospective future shareholders at Syniverse.

Michael Bowen (05:31):

Well, hey, thank you, Andrew. It’s great to get to talk with you today, and to start us off, maybe we can start with an introduction by you to Syniverse. For those in the audience not familiar with the company, can you give us a quick introduction to what exactly Syniverse does?

Andrew Davies (05:47):

Yeah, absolutely. Great place to start. Syniverse is at the center of the mobile communication ecosystem, providing mission critical bridging technologies across that ecosystem. Since 1987, we’ve been the trusted neutral intermediary and central nervous system that keeps mobile devices, data traffic, and messages flowing seamlessly and securely at a global scale. So, well, what does that mean, exactly? Well, I think people tend to take for granted that data transverses the globe seamlessly and instantaneously, because in part, due to Syniverse, it does. But how that happens though, involves complex and intricate mechanics of communicating across separately owned and managed local carrier networks. You and I, Michael, we spent our earlier careers in and around those local carrier networks. You, as an analyst, me as a CFO, and we know how much they perfect their individual networks, each with their own language and protocols. In a world without Syniverse, interoperability between 800 local networks worldwide, would be an extremely complex combinatorial maze. Authorization, billing, authentication and verification of data sessions between networks simply doesn’t happen on its own. We make it happen. Syniverse simplifies these processes through our own proprietary translation protocols and orchestration capabilities. So this means that our software hubs enable mobile interoperability on a global basis. We’ve also built and perfected the world’s largest Internetwork Packet Exchange, or IPX network, which is the global super highway for voice and data traffic, connecting mobile operators and messaging platforms. And this IPX network routes a significant proportion of the world’s messaging traffic. We also enable mobile interoperability and allow breadth of connectivity with quality and security. Our network and software work in tandem with each other, that’s why we say Syniverse makes mobile work and is also the world’s most connected company.

Andrew Davies (07:58):

So let me give you so some examples to how they’ll illustrate this. When you and your mobile device roam from one network to another, or you travel across borders and switch on your device, Syniverse’s software enables an experience like your home network with a policy and charging mechanisms you are entitled to, and handles all of the transactions between home and host network. Likewise, when you receive a text message with any of a two-factor authentication code, an airport gate change notification, or a delivery reschedule, that’s Syniverse as well, or even when you use your messaging app directly to send a message to your favorite specialty grocer to order and have it delivered, that’s also Syniverse as well.

Michael Bowen (08:43):

That’s awesome. Thanks, Andrew. And this helps us appreciate the ubiquity for your solutions and your mission critical services. Now, if you’ve already implicitly embedded in the mobile internet, what specific opportunities do you see for the businesses?

Andrew Davies (09:00):

Great question. We’ve got some significant tailwinds at our disposal. Essentially, it’s all to do with 5G and the explosion in enterprise messaging traffic. But let’s look at each of the businesses by their revenue segments in terms of the customers we serve. So in carrier, we’ve got telecom operators like AT&T, Verizon, T-Mobile US, etc. And then enterprises where we’ve got large financial services companies, and Twilio in particular, as one of our customers. So in carrier, our capabilities are immediately important because the connectivity and interoperability we provide the ecosystem sets us up to benefit from secular tailwinds. As networks ever evolved from 4G, or standalone 5G networks, there will be opportunities for new services. We’re selling, for example, a block chain based solution now, for mobile clearing and settlement, that lets carriers charge a premium for low latency in addition to throughput, or lets them build for connected devices like smart grids and meters.

Andrew Davies (10:08):

We have another solution called Evolve Mobility, where we convert a carrier’s 3G roaming session to 4G so that they can shut down their 3G network, save OPEX and CapEx for that network, preserve the roaming profits from the inbound 3G device, which are considerable, and speed up their network deployment plans for 5G by allowing them to repurpose the spectrum that they’re currently using for 3G, towards 5G. So that’s a triple play for them in terms of cost savings, speed of deployment and profit preservation. These are both solutions our 1500 Syniverse employees have devised over the past two years, and are now getting commercialized thanks to 5G. On the enterprise side of Syniverse, messaging has increasingly taken hold as the primary form of mobile communication rather than email. Messaging is easier, it’s more intuitive and lends an immediacy and a higher response rate. Jeff Lawson, the CEO of Twilio, says that the most valuable real estate on your smartphone is the messaging app, and we fully agree with that. So the same attributes that made us successful serving carriers, gives us the right to wing for enterprises in an increasingly messaging centric world.

Andrew Davies (11:22):

Starting with P2P, or person-to-person text messages, and now as messaging changes to A2P, or application-to- person, think again of gate change or delivery notifications, out on rival reach of direct connections into the global mobile carrier ecosystem, and the proprietary translation protocols that we have, which helps to allow our enterprise and carrier customers deliver the scale of messages they require with unrivaled quality, speed, capacity, and reliability. And then when the game shifts to conversational or transactional messaging wherein you can pay and interact within a messaging app enhanced by chat bots, AI and including rich media and embedded video, the quality, speed, capacity and reliability with our combination of network and software offers becomes even more table stakes. Twilio understands that as well, as we seek to create an ecosystem for what we would term Messaging 2.0. And that’s why we say the future of messaging needs a company like Syniverse.

Michael Bowen (12:28):

Thanks, Andrew. That’s really interesting. I’d like to come back to the Twilio relationship in a moment, but at a little bit higher level, what’s the revenue model at Syniverse? Do you, for instance, charge site license fees with annual recurring revenues? Do a traditional P and Q framework with growth in customers and site licenses?

Andrew Davies (12:48):

Without getting into the original story of Syniverse 35 years ago, that’s not how our charging model works right now, Michael. You’re right to the degree that there’s a high recurring element, with 93% annual contract renewal rate over the past 10 years and circa 90% of our revenue earned under contract annually since 2017, has been in place at the beginning of the year. So there’s a high level of predictability and stability. Roughly 40% of our revenue is generated from fixed monthly charges, that breaks down into about 55% fixed for carrier, but only about 15% fixed for enterprise, the rest obviously being variable. So let me double click on that a little bit. The main way that we charge in carrier, is via large bundles of volume based commitments. That includes IPX and things that fit within our global network services product group, and our outsource carrier solutions, where we do clearing and settlement and number portability.

Andrew Davies (13:48):

So in general, it’s based on traffic consumption or transactional processing capacity with fixed monthly recurring charges typically. There are two- to three-year annual contracts, all with auto renewal clauses and specific usage allowances, plus overages above those particular allowances. So that’s what we can think of as for the bulk of our carrier products. For our larger customers, we actually don’t even price by the individual product per se. We actually put a bundle of products together, because everything fits well together, and then naturally we seek to renegotiate rather than have to overage and breakage that causes churn, as you recall from your days as a carrier analyst. Now, messaging is very different. Messaging is still very much a transactional or unitary based pricing model. We charge per transaction, so per message that we carry, there’s a transit fee, which is the profit we earn for the carrying message. But to the extent that we terminate messages with our carriers, we then incur mobile termination fees, which are then passed through in their entirety as well, to our customers. You should think about revenue in messaging as being a combination of the transit fee that falls right through to...

Andrew Davies (15:00):

As being a combination of the transit fee that falls right through to our direct profit, plus whatever the relevant or appropriate termination fee is that the carrier has charged us. Now, in addition, while there’s unitary pricing, these are still generally subject to very long-term contracts in the carrier. So the long-term opportunity for Syniverse and for our investors is to move towards more inclusive agreements with our customers, more like an MSA. You’d have a tower company or a data center company incorporating potentially a wider range of services and move more towards all inclusive account based billing. If that sounds familiar, it should. It’s very similar to what we did when I was CFO at Verizon Wireless where we led the adoption of “Share Everything” in 2012. It was revolutionary at the time, led the US wireless industry and the metric of RPA, or revenue per account, rather than per user.

Andrew Davies (15:59):

It may take some time, but we’re gradually moving in that direction right now. Let me kind of, just to make one final comment there, as mission critical as our services are, our IP today is relatively under monetized. AT&T is one of our biggest customers, it’s just over 10%, so you could think well roughly 80 million dollars of revenue per year for us. They’ve guided to 20 billion dollars of free cashflow in 2021. And yet, we helped them make move our work. That’s nothing at all against AT&T, but more to illustrate the scale of the gap between where we price and the value we provide. The way to change that is by offering much more for more. Additional solutions and innovations and taking revenue higher on the back of the value that we provide.

Michael Bowen (16:48):

Great. Understood. In relation to that, how are those discussions going with the likes of AT&T and your major customers in adopting MSA pricing, Andrew?

Andrew Davies (17:00):

They’re pleased to see Syniverse going public, raising capital, spending on innovation and supporting their businesses as we always intend to do. They’re hungry for innovation to help them maximize their returns on capital. In the US alone, carriers have recently spent 100 billion dollars on Spectrum and relocation costs to access the network capacity for 5G. Anything that reduces OpEx and CapEx and preserves profit pools from things such as 3G roaming while accelerating their time to deploy their standalone 5G network, would be always welcomed for sure as I can attest to from my former roles.

Andrew Davies (17:40):

So it’s not a surprise now that we’re seeing the momentum on evolvability or on block chain enabled clearing and settlement where we can now monetize more of the eight currencies of 5G as Verizon would term it.

Michael Bowen (17:57):

So, that brings up a question in my mind, until you transition to more normal course MSA pricing or annual recurring revenues or ARRs, how should the analysts think about modeling the business?

Andrew Davies (18:14):

Initially Michael, it’ll be financial guidance driven. We’ve given annual guidance on revenue, direct profit and adjusted EBITDA 2022 earlier this month with low double digit growth rates on each year on year. We’ve also given out, as part of the proxy filing, long-term growth rates to 2025 we expect on our five major product groups within our two segments, and those are in the trending schedule on our new IR website as well. In the first quarter, post the completion of the merger, we also intend to give free cashflow guidance for 2022. We generated positive free cashflow in 2020 and 2021 even with over 150 million dollars of interest expense in 2021. And part of the impetus for the equity raising was to de-lever and turn that into more free cashflow and fuel for future growth.

Andrew Davies (19:09):

Now, post going public, we’re planning to share some additional metrics, be it potentially something like net dollar based expansion rate, perhaps for our enterprise segment. It’s a little too early yet and our finance team and business units have been hard working at this. So I’d envision, at some point on analysis day, where we share even more of our strategy, some new metrics and some long-term guidance to anchor expectations on growth and core earnings. But that will come much later in 2022 or even potentially the early part of 23’. So much more to come on that.

Michael Bowen (19:44):

All right. Great, got it. Now look, the biggest sort of news item currently on the docket for you, obviously is the pending de-SPAC merger between you and M3 Brigade which is currently trading under the symbol MBAC, Mary, boy, apple, Charlie. Can you talk about some of the deal specifics to get everyone up to speed?

Andrew Davies (20:08):

Yeah, sure. So as you say Michael, in August we announced a definitive merger with MBAC, which adds up to 400 million dollars in equity as well as a 265 million fully committed PIPE. Twilio has also agreed to make an equity investment back in March of between 500 and 750 million, as you noted earlier. And together, those are going to translate into over 1.1 billion dollars in raised equity capital commitments. So we’re going to use the entirety of that equity proceeds to de-lever our balance sheet to approximately three times net debt to EBITDA ratio. The associated reduction in interest costs will substantially improve our free cashflow, which we will then reinvest to accelerate our growth and spin our innovation flywheel even faster. That’s one reason why Carlyle, our current owner and largest future shareholder, is remaining fully invested during our first 12 months as a public company, subject to typical lock up conditions.

Andrew Davies (21:13):

Plainly put, they’re not taking any money out in this transaction.

Michael Bowen (21:18):

Okay, great. So then with the deal announcement now in August and we’re moving quickly toward the de-SPAC merger soon, Andrew can you give us some details about the process that has ensued over the past few months?

Andrew Davies (21:32):

Sure. The SEC review process took a tad longer than you might have expected, and that’s largely because the transaction involves local strategic investors and was a bit more complex than many of the typical SPACs you’ve seen come to market. We planned for the process and have completed much of the public company readiness work prior to announcing the transaction, which although a little longer than we originally anticipated, has facilitated our ability to complete the process in about the same time as the average SPAC. What’s not average about this transaction is that we feel that due to our proven mission critical business model, the financial scale and profitability, our sustainable real time growth opportunities, good governance and long operating history, we offer a value proposition to investors that’s significantly different to what you often see with SPACs.

Andrew Davies (22:26):

Having said that, we look forward to the shareholder vote on entering a new and dynamic chapter for Syniverse Technologies.

Michael Bowen (22:33):

Indeed. So look, coming back to the pre cashflow subject you teased about earlier, have you said how much of the potential interest savings you expect to accrue to shareholders versus how much you plan to reinvest in top line growth will be?

Andrew Davies (22:50):

Yeah, sure. Look, great question. I can’t quite be as explicit as I might want to be there Michael, but that’s only because there’s a concurrent debt syndication that’s actually in process and should be closing within the next day or so. And until that closes, and contingent on the success of our shareholder vote, we won’t precisely know our run rate of annual interest expense. There’s also going to be some transaction costs to be paid in 2022, advisor’s fees, earn outs, etc. But assuming interest costs fold in half because we’re cutting debt in half, so leaving the benefit from lower funding costs to one side, there should be at least a 75 million dollar run rate increase in annualized free cashflow compared to what we generated in 2021, which was just about seven million dollars.

Andrew Davies (23:40):

And to be fair, as I mentioned, we’re expecting to reinvest for growth at the same time. We’re expecting CapEx through sales to remain in the mid to high single digit intensity range, so assuming a 15% mid term CAGR on revenue and therefore CapEx, we’re going to be spending 90% more in CapEx dollars in 2025 versus the 50 million that we spent in 2021. But it’s still going to be accretive to free cashflow per share. So we’ll address free cashflow more explicitly at our Q1 2022 results call in early April, and I’ll leave it there for now. But suffice to say, yes, we’d expect that to be a rare technology de-SPAC with immediate free cashflow support for our evaluation.

Michael Bowen (24:26):

Yeah, great. Well I’m sure everyone including me will be very interested in that detail coming up. So shifting gears a little bit, given the de-positioning within the mobile ecosystem which you’ve described, it would seem like the different segments, carrier and enterprise and network connectivity and software interoperability have a symbiotic relationship, is that the way you see it? Because I’d be surprised if a banker at some point didn’t say to you, why not perhaps split the business on a sum of the parts basis.

Andrew Davies (24:58):

Yeah. Another great question. Look, I think you’re certainly thinking about it the right way, Michael, in terms of how they all fit together. It certainly chimes with my view of the world. Simply put, we combine best in class messaging assets with the world’s largest private IPX network, which always operates at five nines quality with unrivaled speed, capacity, latency, reliability and breadth of distribution. This gives us a well earned reputation within the carrier ecosystem for highest quality in positions as well as the industry’s trusted nuclear intermediary.

Andrew Davies (25:35):

So as you can appreciate, the combination of software and connectivity, and importantly having the distribution and connectivity into the mobile ecosystem significantly enhances the seamless of the operation for our customers, increases volumes on our network making the network even more available, and increases switching costs for customers. What it boils down to, is that our IPX network, the longstanding trusted relationships we have cultivated with carriers through the years, provides us a unique position to meet the demand for high performance, high quality messaging that our enterprise customers require for their business. Which then drives even more messaging termination fees for the carrier networks. Ultimately our customers appreciate the speed and reliability of which we process all forms of traffic, but also the clarity that we can bring to decision making and execution. And as one company, we follow customer choice.

Michael Bowen (26:33):

So then, would you say 5G and cloud based computing on net is an opportunity for Syniverse or is it a threat in so far as the workload’s become more distributed and there’s less opportunity for roaming?

Andrew Davies (26:48):

Well, we’re certainly transitioning from being a roaming centric to a more messaging centric company. So one very different from where we were 15 years ago in a 3G environment where we were heavily skewed toward CDMA and serving customers such as Verizon, Sprint, Bell Canada amongst others. So I kind of see why you’d asked the question there, Michael. As I mentioned earlier, we see 5G as a massive opportunity. I’ve talked about evolved mobility and BCE, our block chain enabled clearing and settlement solution, that’s something that helps customers on the carrier side. We’re also supporting a seamless transition from 4G to 5G. As 5G infrastructure is being built out, you’ve got front end 5G towers which are supported by a back end 4G core. We currently provide all of the services needed to make that work on the 4G core through the breadth of our IPX connections, including signaling, authorization, clearing and settlement et cetera.

Andrew Davies (27:52):

And we’re not only supporting the transition to 5G, we’ve made the investment to create our own 5G signaling, which is important because as the back end migrates to 5G, we can customize our signaling to meet our customer’s advanced needs. We also provide security protocols necessary for full seamless and secure connectivity. So the carriers can take advantage of all that 5G will unlock. And then, in addition to our work in enabling that transition, we’ll also be offering our clearing and settlement services on 5G. We’ve been a leading clearing house in the mobile space for years. We’ve worked with carriers through 3G, 4G and now 5G transitions with a proven track record of success. In fact, Kaleido recently ranked Syniverse as the number one vendor that can help carriers navigate the 5G transition.

Andrew Davies (28:45):

So looking forward, the largest driver of 5G opportunities will be the number of devices, the amount of data and speed that people are going to want, all of which will drive consumer consumption demand. We’re well positioned because of our strong IPX network, as well as the other services we can provide to make sure that larger amounts of traffic are going through, that it goes through seamlessly and always at five nines quality. So, we’re known in the industry for having the largest breadth, the best connected and the highest quality network out there. And we’re going to continue to leverage that everyday for our customers. From a growth standpoint, we’ve talked before about a five percent revenue CAGR getting carrier services, which is driven mainly by the opportunities in 5G.

Andrew Davies (29:27):

Calculated simply, you can think of this five percent as being one percent coming from an unwind of COVID-19 headwinds as global travel gradually resumes and roaming traffic increases. The other four percent, though, will come from 5G. With two percentage points simply from volume growth, and the final two percentage points from the additional use cases such as evolved mobility and block chain enabled clearing and settlement. What’s interesting also about the use cases, is that they can be stair stepped. So for example, when one operator includes our technology in let’s say BCE to monetize networks ...

Andrew Davies (30:00):

... It includes our technology in, let’s say BCE to monetize network slicing, it’s likely other operators will follow suit as that becomes more and more of a de facto standard and you get more reference design wins. In fact, we’re already starting to see evidence of that already, as we referenced in our fourth quarter earnings column a few weeks ago. So there’s also opportunities in private networks, which 5G will enable and we think would be a strong area of growth for us in time.

Michael Bowen (30:29):

So I’m glad you brought that up. Just so we’re all level set, can you define what you believe private networks are?

Andrew Davies (30:38):

Yeah, sure. You can think of these as essentially many smaller networks, or micro networks, if you will. These contrast with the large public or macro networks that we’re all familiar with. These micro networks might be operated by a work or school campus, a hospital, a distribution center, or even a large corporate headquarters.

Andrew Davies (30:58):

For the smaller networks to be effective, they must have seamless interoperability with the macro networks though, and everything that makes us as available in providing interoperability on connectivity for public or macro networks is just the same on private, or micro networks. What this would mean for Syniverse is that, over time, there will be growth in accounts, albeit smaller ones, and likely via a channel partner, such as an OEM together with another mission critical software provider on another facet of the carrier value chain

Michael Bowen (31:29):

Okay, understood. So this certainly sounds like something that we should keep an eye on as 5G becomes more ubiquitous. We focus so far on the carrier side of the business, so now let’s shift to the enterprise side.

Andrew Davies (31:44):

Yes.

Michael Bowen (31:45):

This really seems like more of a pure messaging business and has been a very high growth business for you lately. What are you doing here, and what’s been driving the growth there?

Andrew Davies (31:56):

Great. Yeah, we are tremendously excited about the enterprise business and the innovation here, which is driving how businesses communicate with their customers. People can think about our enterprise business as actually almost being two franchises, one retail in nature, and the other wholesale.

Andrew Davies (32:16):

Retail is where we work directly with Forbes 2000 enterprises, many of whom you might put as, in the more brick and mortar category, that are now really beginning their digital transformation and helping them to engage and form and transact with their clients, partners and employees remotely. These would be customers who, while accomplished within their industry, don’t really have the technical expertise in house to develop and launch a polished highly functional CPaaS or communications platforms capability.

Andrew Davies (32:51):

So we work with them to customize a platform which meets their needs and specifications, and then provide connectivity using our IPX network. To visualize the product, imagine walking through an airport and you receive a test message about a gate change for your flight, or you’re expecting an important delivery and receive text updates on the ETA status, or you receive a text message from your bank alerting you of potential fraudulent activity on your credit card account. These are just a few of the ways that companies are now starting to connect and communicate with their customers, and the retail portion of our enterprise business is helping our customers to bring these innovations to life. On the wholesale side, Syniverse acts as a messaging aggregator, our wholesale customer value, the capacity, breadth of distribution and reliability of our IPX network, again, to deliver the customer’s messages through the carrier network, to their destinations with five lines quality.

Andrew Davies (33:52):

There’s also been incredible growth as the CPaaS revolution has taken hold, and we’ve been a beneficiary of this as well, both as a CPaaS provider, and a neutral intermediary. On the retail side, Gardner recently released a report highlighting us as a key leader in the CPaaS space, primarily focused on our ability to co-create with Forbes 2000, digital enterprises that adjusted the beginning of their journey. In wholesale this business is scaling increased volumes and our customers have enhanced their offerings and experienced growth as well, so overall we are very well positioned to benefit from all of the secular tailwinds here.

Michael Bowen (34:32):

OK, great. So now I’d like to turn back to Twilio, which we alluded to before. You announced a strategic partnership with them last year. Can you expand on that announcement to help the audience understand the deal, and more broadly, the relationship between the two companies as it is now and, and as you foresee it in the future?

Andrew Davies (34:54):

Yeah, absolutely, really glad to. As you say, Michael, in March, we announced that Twilio, the leading communications platform and a customer of ours now for nearly eight years, will enter into a strategic partnership and making an equity investment in us. They agreed to provide us with a high proportion of their North American volumes and A2P messaging, so application to person again, and specifically 10 digit long code, or 10DLC messages, which is increasingly becoming the standard format here in North America.

Andrew Davies (35:29):

In exchange, they receive access to our direct carrier connections in North America to improve the breadth and quality of connections with the potential to extend those connections with over 800 carriers worldwide. So together Syniverse and Twilio will really accelerate the next wave of innovation and messaging via RCS features, including real time, two-way video based messaging. As part of the transaction, Twilio’s agreed to invest, as I said earlier, between 500 and 750 million dollars in our equity, and this will be actioned as part of the de-SPAC process.

Andrew Davies (36:08):

So if you’re familiar with Twilio, you’ll know that they’re growing very robustly, and more than 30% annual multiyear revenue growth. Part of their decision to invest would’ve been driven by, not so much the fact that the wholesale agreement gives them preferred pricing, but it’s more to do with, as they grow, having confidence of the security of, and supply of messaging capability. As they look at the entire ecosystem, they want to make sure that they’ve got enough distribution capacity for themselves. That’s the nexus of, and the rationale for the transaction.

Andrew Davies (36:40):

Now, we also think there’s further room to grow beyond the wholesale agreement for the North American volumes. We can envision a way to work with Twilio on reseller agreements, to resell each other’s products and services, and potentially, jointly develop more CPaaS capability, but also looking to expand that North American wholesale agreement into international geographies and allow Twilio to get more direct access to the rest of the 800 carrier direct connections that we have across the globe. Those Twilio scales in Asia and Europe, we can possibly help them deliver ATP messaging in those geographies with our IPX network there as well.

Michael Bowen (37:18):

Yeah, it sounds like we could do a whole webinar, Andrew, just on Twilio relationship, but we’ll save that for another time. Moving on to Asia, how significant is the business in Asia Pacific right now for you?

Andrew Davies (37:36):

Well, right now it comprises approximately 20% of our revenues, but it’s growing faster than the rest of our regions. This makes sense, considering that messaging used advanced features in them via platforms like WeChat and Line, are probably more advanced there than in North America. We support line and WeChat by the way, in our CPaaS Concierge service, but back to Twilio, yes, we think it’s a very beneficial partnership for both companies. We would look forward to expanding on already great relationship with them, and to working closely to continue driving exciting innovation and broad connectivity.

Michael Bowen (38:20):

The current agreement, Andrew, with Twilio, is that only for North American volume, or is it elsewhere?

Andrew Davies (38:27):

That’s correct. Right now, Michael, the immediate agreement is just for North America volumes, but as I noted, we’re going to be seriously in interested in expanding that framework agreement, from being just in North America to a global one. And we have direct connections to carriers, especially in Asia Pacific, that could further improve their quality at scale.

Andrew Davies (38:50):

We want to be able to walk before we run, and we’re making the investments necessary to upgrade our systems and platforms to provide extra assurance of offering the high quality that we are known for. We have only nascent X, North American revenue with Twilio right now, and those volumes, if they cam could be highly incremental to us and would be all upside compared to what’s in our forecasts. So it’s something that we’re going to start exploring with them after the transaction closes, so possibly later in 2022, and this could be a big win-win for both sides.

Michael Bowen (39:23):

Okay, got it. Understood. So then, geographically, how diversified is the company at this point?

Andrew Davies (39:31):

Yeah, so if you look at our revenue pool today, you’ll see that we’re in the mid to high 50% range, generated from North American based customers. Important to note here that when I talk about this, I’m talking about just where the customer’s billing record, if you will, is located, not where the traffic actually goes. So when you look at it by business unit, you get a slightly different picture, actually. In carrier, we are much more dispersed across the globe. Well, our enterprise business is much more weighted towards North America right now. That really has more to do with our long history of being highly North American centric over time, and how we’ve historically invested in the business. EMEA and CALA together comprised a bit less than 20% of revenue and less our growth share, but we have some initiatives and lots of room to expand in those geographies where we feel we’re somewhat under indexed.

Michael Bowen (40:28):

Got it. So then, with the growth in messaging, as you stated earlier, being really underpinned by your IPX network, who then do you compete against in that arena?

Andrew Davies (40:41):

Well, first of all, Michael, there is no one, really, who is absolutely and directly compatible with Syniverse, both in terms of the breadth and depth of services that we provide to the entire mobile ecosystem, nor with the quality and robustness that we provide those services. And certainly no one has anything close to our IPX network in terms of quality and connections.

Andrew Davies (41:09):

What you see in the carrier is that our competition is more variable by products. So BICS, which is owned by Proximus from Belgium, and Com-Phone, who’ve privately owned, compete somewhat with us in IPX. In data clearing, we again have a little bit of competition from Com-Phone, and then also TOMIA, who’s also privately owned, and in addition to some other much smaller niche providers, and in number portability there, again, other providers, including Neustar, which has just been acquired by TransUnion and Descartes, which is privately owned. So again, plainly put, there isn’t really a consistent set of competitors, and they’re all either private or divisions of larger public companies. In carrier, it’s really about the scale, again, of our IPX network and its direct connections into the carrier ecosystem globally. This competitive advantage isn’t really just as a technical concept, as much as it is reputational, and a well owned reputation I might add. Over decades, we built a reputation with our carrier customers, of being the trusted neutral intermediary for them, and that’s a very, very difficult thing for anybody to replicate.

Michael Bowen (42:24):

So relative that, do you feel the company is gaining or losing market share against those companies?

Andrew Davies (42:31):

So look, in global IPX, we believe we’ve got about roughly a 40% market share globally right now, and it’s been pretty stable. We hold a slight premium on pricing though, given our better scale, quality and reputation, and how we integrate with other products. Our market shares in other groups are even higher, Michael. In global clearing and settlement, we’ve got roughly 80% globally. In 10 digit long code, and which is part of A2P messaging in enterprise, we have over 70% share in North America, driven largely by the fact that we are the only intermediary that has direct connectivity for all of the major North American carriers for 10DLC traffic. On our P2P messaging platform in carrier, we’ve got about an 80% share, again, in the US and 50% share outside of the US.

Michael Bowen (43:24):

Yeah, that’s great. So here’s the paradox I see though, Andrew. On the one hand, Syniverse has a high market share providing [inaudible 00:43:32] critical services to an essential services, mobile coms at a global scale, and yet, on the other hand, Syniverse coming off some difficult times, total revenue fell 18% between fiscal 18 and fiscal 20, although it rebounded in 21. So how do we reconcile between Syniverse’s seemingly strategic strength, and it’s faltering financial performance? Where’s the pricing power you ought to have, but it’s not showing up yet in your numbers?

Andrew Davies (44:00):

Yeah, and that’s a really good question, Michael. So let me talk about some of the headwinds we’ve come out of in the last 18, 24 months, then return to the points I discussed earlier about our revenue model. So we faced headwinds in three areas. First, historically our proprietary translation protocols were highly indexed to CDMA. We literally started life as a lab project to translate between CDMA technology used by GTE wireless, one of the predecessors of Verizon and the GSM architecture used by predecessors of AT&T and T-Mobile US. So CDMA was roughly a $200 million revenue stream for us in 2016, it was just over 20 million for us in 2021, and it’s going to be pretty much zero by the time we get to 2023.

Andrew Davies (45:00):

So, CDMA has been the single biggest headwind that we’ve had. And then-

Michael Bowen (45:09):

Okay.

Andrew Davies (45:10):

Sorry, did you have a question then, Michael?

Michael Bowen (45:12):

Yeah. Before you move on, I want to remind everybody that the Q and A is open. So please lob your questions in, and we will do our best to get to as many questions as we possibly can. And in fact, we do have a first question, and this is perfect timing. So the question is, Andrew, before you move on, why did the transition of CDMA not get picked up when all those carriers, Verizon, Sprint, all the bell was moved to GSM based LTE. And could that happen as 4G goes to 5G?

Andrew Davies (45:49):

Great question. It’s because of a couple of things. So first of all, CDMA had some unique elements to the billing. There was a separate ability to bill for mobile data roaming. But you should also think about the CDMA revenues as having a higher price per unit than for GSM based, because there was also, if you will, an element of simultaneous language translation, as well as providing pure connectivity. So some unique elements to CDMA that just simply weren’t a billing elements in other technologies. And in 2017 alone, the mobile data roaming that I talked about, that was almost 50% of CDMA revenue.

Michael Bowen (46:36):

Okay, got it.

Andrew Davies (46:37):

And then you’re right that GSM became and is now the global standard that lives on in aspects of 4G and LTE, particularly in our outsource carrier solutions business, as a billing record for 4G is just simply equivalent to 3G. We believe that the GSM network and standards for LTE will continue with reasonable stability as a result. So coming back to the headwinds. The second headwind was a regulation of roaming, principally in the EU, but also in other parts of EMEA and Asia Pacific, where regulators significantly decrease the profitability of roaming services for our carrier customers. And in turn, that led us to repricing our roaming to them. That’s already occurred, and that’s not going to impact revenues going forward. And then thirdly, in common with many other companies on the planet in the last 18, 24 months, we’ve seen headwinds related to COVID-19, for us, mainly driven by the significant dissipation in international travel as a result of the restrictions.

Andrew Davies (47:50):

So that had roughly a $30 million impact in 2020, and just over $20 million in 2021, volumetrically. We expect that to gradually unwind through 2022 as international travel resumes, especially over transatlantic. And we’d be watching out particularly for corridors within Asia Pacific. And we think we get back to pre-COVID travel volumes somewhere towards the early, middle part of 2023. And the broader point to your Syniverse paradox is, as I addressed earlier, and you’re right, our billings are actually a fraction of the value we provide. So if you’re a long-term investor, there’s an opportunity for us to capture that more value as we deliver far more value on the innovation front in our MSAs with customers.

Michael Bowen (48:42):

Okay, great. So right on cue, we have another question that just came in, and basically it was very short and succinct. Just wanting to know, so is the carrier business not the proverbial melting ice cube, or is it?

Andrew Davies (48:57):

It is not. We are confident in the 50% revenue [inaudible 00:49:00] that we model. And this is the year that headwinds start to switch to tailwinds. It’s happened net of CDMA and legacy where we were 2% up year on year exit in Q4 ‘21. And we’ve been relatively conservative about incorporating the timing of a COVID reopening on our volumes. And from listeners context, we finished fiscally in 2021, just 1% below fiscally of 2019, with Q4 to ‘21 up to 6% over Q4 ‘19. So I don’t want the audience to get the notion with a pure play on the reopening.

Michael Bowen (49:36):

Okay, got it. Okay. We do have some other questions queuing up, but let me steal one more it from my side. So Andrew, let’s pretend I go raise money in a SPAC and try to disrupt Syniverse and take market share from you. How would I best do that from your standpoint?

Andrew Davies (49:52):

Yeah. Interesting little side [inaudible 00:49:56] there, Mike. So let me accept your premise for a moment. Yeah. I think that would be a total baby, even for you. First of all, you have to create your own IPX network. That would cost hundreds of millions of dollars, if not billions, and time as well. It’s not an easy thing to build. But there are plenty of people out there with deep pockets and patience. But then, as I alluded to earlier, the real challenge is, you’d have to get the direct connections with all the carrier networks. That’s a really tall order, because the 800 carrier plus networks on the globe are very particular about who they offer access to. We don’t compete against any of our customers at a retailer wholesale level. They know that and trust us, again, based on our reputation of quality, and security, and our experience. Once you’ve earned that reputation, which would take years, you then ought earn the right to compete in messaging. So lots of money and time spent for an uncertain return.

Michael Bowen (50:59):

All right. Well, I guess in that case, I’ll stick to my knitting and let you guys do it.

Andrew Davies (51:04):

Thanks for that. Yeah. But I think your question there helps illustrate that we are in industry standards. There are other mission critical services in the communications ecosystem, but they typically winner take most, if not winner take all markets. You know you’ve got companies like Amdocs, and CSG, and OSS, and BSS. You’ve got companies like Keysite or Aspirant in test and measurement services, Netcat in service assurance and cybersecurity. They’ve got well defined [inaudible 00:51:36], and so have we. So there’s just not enough contestable business to create a disruptive attack model. It’s a bit like the specialty equipment manufacturers that are world leading exporters within the German and Swiss middle stand.

Michael Bowen (51:52):

Okay. Got it. All right. Back to the queue. Let me take one of the top ones here. Okay. So here’s one. To extend your analogy, this timing’s perfect here, not especially a scalable through or valuable when they’re listed, communication stocks haven’t exactly outperformed recently either. So particularly given the price deflation the carriers face, are there M&A opportunities that might interest Syniverse to diversify out of a narrow, but cozy niche. And thank you for the question.

Andrew Davies (52:26):

Yeah. And great question. So let me address Syniverse as a communication stock, then take your point on M&A. So first, there are plenty of companies that grow sustainable at a multiple of GDP, as we plan to do on core earnings in the same value changes that common carriers between the equipment vendors and the carriers that are content providers, software providers like us, and the tower companies, and data center companies, also trusted [inaudible 00:52:51] by the way. Now on M&A, of course, the new board of the company will want to explore potential accretive M&A opportunities. But as of now, there’s no active brief, no shopping list per se, so that we’re compiling. Syniverse and the culture my leadership team and I are honing, is going to be very execution oriented and shareholder return focused, as you might expect for a company with private equity heritage.

Andrew Davies (53:19):

Our first instinct will be, as I mentioned already, to use free cash flow to deliver the business. Even coming out of this merger at 3.7 times levered, we’d like to move that to two times. And we’ve got a line of sight to that, which is going to create even more value for shareholders. And our credit investors benefit as well, of course, as we march towards investment grade credit metrics. We talk about how Syniverse shareholders have multiple paths to win. First, through organic earnings growth, double digit for ‘22 and beyond. Second, how mix shifts to higher multiple enterprise business, we’d expect our multiple to re-rate. In a sense, the need for emanated to diversify into high, multiple business like [inaudible 00:54:05] is already happening organically. And then on top of that, deleveraging is going to be a forced multiplier on top of the organic earnings growth. And that will have potential multiple accretion, because it gives us even more free cash flow to invest in innovation, solve pain points for customers, gain scale, and then just simply repeat that flywheel.

Michael Bowen (54:31):

Okay, great. So I’m going to steal one more question here. It’s a little bit of a cliché, but I’ll ask it anyway. So Andrew, what keeps you up at night? What worries you on a day-to-day basis?

Andrew Davies (54:45):

Let me try to look intelligent as I ponder that question. So look, we’ve got a great strategy that’s in place. We’ve spent a lot of time working on strategy and getting the company ready for public company life. So really now, it’s about execution, and that revolves around people and talent. So every technology company on the planet right now has a scarcity of talent. It’s a tight and tough market. Now we have only 1500 Syniverse employees or Syniversians, which for a company with $780 million of annual revenue is a tight ship, at over 500K of revenue per employee, per [inaudible 00:55:30]. And we’re looking to recruit somewhere around 200, 225 net new employees this year, Michael. And we have the same kind of standard churn of roughly 10% per year, which means that we’re looking to have gross recruit of somewhere between 350 to 400 people, just almost a quarter of our existing employee base.

Andrew Davies (55:54):

So that means I’m spending a lot of time thinking and acting on culture and recruitment with my executive team. There’s great positive energy in our employee base. I wish you could all see it. There’s excitement about the opportunities at our backs, the products we’re commercializing such as Block chain, evolvability, private networks,etc. And the work that we’re doing to create the next wave of growth products. And then there’s significant excitement and anticipation even, about going public as well. So in my first year as CEO, our objectives were about growing revenue, delivering value to customers, transforming the business, and furthering a culture of ownership, cohesion, and accountability. This year, we’ve taken it a step further and focused on the behaviors, the how, as well as the what.

Andrew Davies (56:45):

We are creating a company that not only survives, but thrives, that’s going to be focused on long-term value creation, revolving around NPVs and IRRs, where we move with agility, but mutual respect. A company that’s at the heart of the mobile ecosystem, where colleagues can be their authentic selves and work with speed and agility in serving customers. We talk about the fact that we debate, we decide, and we do. We lead with yes. Our connectivity and software bridges networks, people with enterprises and our Syniversians build bridges with the communities in which we serve. We make mobile work. We make it happen, and if you want to be with us and be a Syniversian and join the world’s most connected company, there’s a home for you as well.

Michael Bowen (57:36):

No recruiting on our webinar. But no, in all seriousness, this has been awesome. Andrew and Stanley, I want to thank you for talking with me today. I know your time is valuable. But to wrap up, I wanted to give you one last couple minutes here. What would you like the audience to take away from today’s discussion on Syniverse?

Andrew Davies (58:00):

Yeah, I’ll keep it really simple, Michael. Thank you for the opportunity to close out here. Syniverse provides mission critical connectivity and interoperability to our customers, and we are working hard to help them push the innovation envelope forward in all forms of communications. As a globally diverse business sitting right at the center of the mobile ecosystem, we stand to benefit from multiple cycle of tailwinds, such as the migration to 5G and the accelerating adoption of mobile messaging. Additionally, as our business scales and incremental margin dollars tend towards a higher figure, we offer a high quality value proposition for investors versus the higher multiple [inaudible 00:58:46] analogs. For now though, we’re look really looking forward to the upcoming shareholder vote and ready to execute on our strategic plans as a public company.

Michael Bowen (58:56):

That’s great. Well, listen, Andrew, Stanley, and to the entire Syniverse team, I really enjoyed this. I want to thank you for taking time out today.

Andrew Davies (59:06):

Excellent. Really enjoyed it as well. Thanks for the time, Michael, and great to of being with you, and look forward to future interactions.

Michael Bowen (59:14):

You bet.

Stanley Martinez (59:15):

Thanks. Bye from Tampa.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates and projections of the businesses of MBAC or Syniverse may differ from their actual results and consequently you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of MBAC and Syniverse and anticipated impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction.

These forward-looking statements are not guarantees of future performance, conditions, or results, and involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of MBAC and Syniverse and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability to complete the transactions contemplated by the agreement and plan of merger with respect to the proposed transaction (the “Merger Agreement”), including due to failure to obtain approval of the stockholders of MBAC or other conditions to closing in the Merger Agreement; (2) the outcome of any legal proceedings or regulatory inquiries that may be instituted against the parties following announcement of the Merger Agreement and the proposed transactions contemplated thereby; (3) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the post-combination company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transactions contemplated thereby; (5) risks related to the uncertainty of the projected financial information with respect to Syniverse; (6) the inability to obtain or maintain the listing of the post-acquisition company’s Class A Stock and public warrants on the NYSE following the proposed business combination; (7) risks related to the post-combination company’s ability to raise financing in the future; (8) the post-combination company’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the proposed business combination; (9) our directors and officers potentially having conflicts of interest with our business or in approving the proposed business combination; (10) intense competition and competitive pressures from other companies in the industry in which the post-combination company will operate; (11) the business, operations and financial performance of Syniverse, including market conditions and global and economic factors beyond Syniverse’s control; (12) the effect of legal, tax and regulatory changes; (13) the receipt by MBAC or Syniverse of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed business combination; (14) the risk that the proposed business combination disrupts current plans and operations of MBAC or Syniverse as a result of the announcement and consummation of the transactions described herein; (15) costs related to the proposed business combination; (16) changes in applicable laws or regulations; (17) the possibility that MBAC or Syniverse may be adversely affected by other economic, business, and/or competitive factors; (18) the amount of redemption requests made by MBAC’s public stockholders; (19) the impact of the continuing COVID-19 pandemic on MBAC, Syniverse and Syniverse’s projected results of operations, financial performance or other financial metrics or on any of the foregoing risks; and (20) other risks and uncertainties disclosed in MBAC’s Quarterly Reports on Form 10-Q and the definitive proxy statement, including those under “Risk Factors,” and other documents filed or to be filed with the SEC by MBAC.

MBAC and Syniverse caution that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Syniverse and MBAC do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, MBAC has filed a definitive proxy statement with the SEC. MBAC’s stockholders and other interested persons are advised to read the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials contain important information about MBAC, Syniverse and the proposed transaction. MBAC has mailed the definitive proxy statement to the stockholders of MBAC as of January 6, 2022, the record date established for the proposed transaction. MBAC Stockholders will also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, at the SEC’s website at https://www.sec.gov/, or by directing a request to: M3-Brigade Acquisition II Corp., 1700 Broadway – 19th Floor, New York, New York 10019.

Participants in the Solicitation

MBAC and its directors and executive officers may be deemed participants in the solicitation of proxies of MBAC’s stockholders with respect to the proposed transaction. A list of those directors and executive officers and a description of their interests in MBAC have been filed in the proxy statement for the proposed transaction and are available at https://www.sec.gov/. Additional information regarding the interests of such participants is contained in the proxy statement.

Syniverse and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of MBAC in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction have been included in the proxy statement for the proposed business combination.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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